Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Nine-Months Ended September 30, 2010

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and nine-month periods ended September 30, 2010. For the three-month period ended September 30, 2010 (the “2010 Quarter”), the Company reported revenues of approximately $15.9 million, which represented an increase of approximately $3.2 million, or approximately 25%, from the approximately $12.7 million in revenues reported for the three-month period ended September 30, 2009 (the “2009 Quarter”). For the 2010 Quarter, the Company reported net income of approximately $490,000, or an increase of approximately 376% from net income of approximately $103,000 reported for the 2009 Quarter.

For the nine-month period ended September 30, 2010 (the “2010 Period”), the Company reported revenues of approximately $46.2 million, which represented an increase of approximately $15.2 million, or approximately 50%, from the approximately $30.9 million in revenues reported for the nine-months ended September 30, 2009 (the “2009 Period”). For the 2010 Period, the Company reported net income of approximately $649,000, or an increase of approximately 512% from net income of approximately $106,000 reported for the 2009 Period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We are pleased to see that our business model, our recruiting strategy and increasing investor confidence have resulted in improved results for both the three- and nine-month periods. I am very grateful for the diligence and hard work put in by our financial advisors, their staffs and our home office associates that made it possible for the Company to achieve these results, including an increase in EBITDA. EBITDA, as adjusted, increased during the 2010 Quarter to approximately $958,000 compared with approximately $520,000 for the 2009 Quarter. EBITDA, as adjusted, increased during the 2010 Period to approximately $2,351,000 from approximately $913,000 reported for the 2009 Period.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 310 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

		Three Months Ended September 30		Nine Months Ended September 30,
		2010	2009	2010	2009
Net Income as reported		$490,000	$103,000	$649,000	$106,000
Add:	Depreciation	44,000	18,000	136,000	56,000
	Amortization - notes	93,000	79,000	314,000	178,000
	Non-cash compensation	128,000	98,000	714,000	351,000
	Income tax expense	203,000	222,000	538,000	222,000

EBITDA, as adjusted		$958,000	$520,000	$2,351,000	$913,000

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended September 30, 2010

	For the Three Months Ended September 30,
	2010 (Unaudited)	2009 (Unaudited)
Revenues
Commissions	$15,229,385	$12,156,651
Interest and dividends	380,146	358,287
Other	314,817	148,594
	$15,924,348	$12,663,532

Expenses
Commissions and clearing costs	13,065,341	10,271,137
Employee compensation and benefits	1,449,692	1,246,775
Occupancy and equipment	191,602	158,136
Communications	58,322	115,229
Depreciation and amortization	43,669	18,075
Other operating expenses	422,455	529,264
	$15,231,081	$12,338,616
Income before income taxes	693,267	324,916
Provision for income taxes	202,858	222,104

Net income	$490,409	$102,812
Basic income per common share	$0.02	$0.00
Diluted income per common share	$0.02	$0.00
Weighted average common shares outstanding:
Basic	25,956,357	25,458,634
Diluted	31,234,056	29,417,520

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Nine Months Ended September 30, 2010

	For the Nine Months Ended September 30,
	2010 (Unaudited)	2009 (Unaudited)
Revenues
Commissions	$44,380,927	$29,571,111
Interest and dividends	1,075,128	982,196
Other	748,652	388,480
	$46,204,707	$30,941,787

Expenses
Commissions and clearing costs	38,060,443	24,699,998
Employee compensation and benefits	4,607,484	3,585,448
Occupancy and equipment	602,287	468,446
Communications	230,015	328,029
Depreciation and amortization	136,097	55,628
Other operating expenses	1,380,526	1,476,022
	$45,016,852	$30,613,571

Income before income taxes	1,187,855	328,216
Provision for income taxes	538,377	222,104

Net income	$649,478	$106,112
Basic income per common share	$0.02	$0.00
Diluted income per common share	$0.02	$0.00
Weighted average common shares outstanding:
Basic	25,857,300	25,458,634
Diluted	29,288,924	29,887,365

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.